March 28, 1996

San Juan Basin Royalty Trust
500 Throckmorton Street, Suite 704
P. O. Box 2604
Fort Worth, Texas 76113

Attention:     Lee Ann Anderson, Assistant Vice President
               and Trust Officer

                    Re:  Late Filing of 1995 Annual Report Form 10-K

Gentlemen:

     Please be advised that the firm of Cawley, Gillespie & Associates, Inc. has been unable to complete its estimates of Proved Reserves for the San Juan Basin Royalty Trust (the "Trust") as of December 31, 1995 for use in connection with the Trust's Security and Exchange Commission Form 10-K for the year ending December 31, 1995 and its Annual Report for the year ended December 31, 1995.

     These estimates have not been completed because of the unavailability of certain data, such as the current ownership interests, critical to the estimation of the reserves and future net income to the Trust's interests. These data have not been available from the conveyor of the overriding royalty interest nor is the information available from public sources. Accordingly, such estimates of Proved Reserves for the Trust's interests cannot be provided without such information.

     Cawley, Gillespie & Associates, Inc. acknowledges its understanding that this letter is to be utilized as an exhibit to the Form 12b-25 Notification of Late Filing to be filed with the Securities and Exchange Commission and with the New York Stock
Exchange in accordance with Rule 12b-25 of the Securities Exchange Act of 1934. Cawley, Gillespie & Associates, Inc. consents to the use of this letter as an exhibit to such Form 12b-25.

                              Yours very truly,

                              CAWLEY, GILLESPIE & ASSOCIATES, INC.


                              /s/  Aaron Cawley, P.E.
                              -------------------------------------
                              Aaron Cawley, P.E.
                              Senior Vice-President